UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 14, 2011

Tegal Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction
of Incorporation)
000-26824
(Commission
File Number)
68-0370244
(I.R.S. Employer
Identification No.)

2201 South McDowell Boulevard
Petaluma, CA 94954
(Address of Principal Executive Offices)

(707) 763-5600
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 14, 2011,  Tegal Corporation (the “Company”), se2quel Partners LLC, a California limited liability company (“se2quel Partners”), and sequel Power LLC, a newly formed Delaware limited liability company (“sequel Power”), entered into a Formation and Contribution Agreement (the “Contribution Agreement”).  sequel Power is focused on the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including but not limited to activities relating to and supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and the consideration of other non-photovoltaic renewable energy projects.  se2quel Partners is owned by Ferdinand Seemann, who previously served as an independent member of the Company’s Board of Directors.  Pursuant to the Contribution Agreement, the Company contributed $2 million in cash to sequel Power in exchange for an approximate 25% ownership interest in sequel Power.  In addition, the Company issued warrants (“Warrants”) to se2quel Partners and se2quel Management GmbH, a German limited liability company, to purchase an aggregate of 928,884 shares of the Company’s common stock at an exercise price of $0.63 per share.  The Warrants are exercisable for a period of four years.

The descriptions of the Contribution Agreement and the Warrants are qualified in their entirety by reference to the full text of such documents, copies of which are filed as exhibits to this Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated January 20, 2011
99.2	Formation and Contribution Agreement dated January 14, 2011
99.3	Warrant issued to se2quel Partners LLC
99.4	Warrant issued to se2quel Management GmbH

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2011	TEGAL CORPORATION

	By:	/s/ Christine Hergenrother
	Name: Title:	Christine Hergenrother Chief Financial Officer